Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a summary of the material terms of the common stock, par value $0.01 per share (“Common Stock”), of Veritiv Corporation (the “Company”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), as well as the Company’s Amended and Restated Certificate of Incorporation, as amended (“Charter”), and the Company’s Amended and Restated Bylaws (“Bylaws”), each of which are included as exhibits to the Company’s Annual Report on Form 10-K and incorporated by reference herein.
General
The Company’s authorized Common Stock consists of 100,000,000 shares.
Holders of shares of Common Stock are entitled:
•to cast one vote for each share held of record on all matters submitted to a vote of the holders of Common Stock;
•to participate equally in all dividends, if any, that the board of directors may declare in its discretion with respect to the Common Stock out of legally available funds, subject to the rights and preferences of the holders of preferred stock, if any; and
•to share equally, subject to any rights and preferences that may be applicable to the preferred stock, in any distribution of the assets of the Company, including distributions in the event of any liquidation, dissolution or winding up of the affairs of the Company.
The holders of shares of Common Stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The Common Stock is not subject to future calls or assessments by the Company. The rights and privileges of holders of the Common Stock are subject to any series of preferred stock that the Company may issue in the future.
Annual Meeting of Stockholders

The Bylaws provide that annual meetings of stockholders will be held at a date, time and place, if any, as exclusively selected by the Company’s board of directors. To the extent permitted under applicable law, the Company may conduct meetings by remote communications, including by webcast.

Voting
    The affirmative vote of a majority of the shares of the Common Stock present, in person or by proxy, at any annual or special meeting of stockholders and entitled to vote will decide all matters voted on by stockholders, unless the question is one upon which, by express provision of law, under the Charter or Bylaws, a different vote is required, in which case such provision will control.
Anti-Takeover Effects of the Charter and Bylaws and of the DGCL
The provisions of the Company’s Charter and Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt involving the Company. These provisions are also designed, in part, to encourage persons seeking to acquire control of the Company to first negotiate with the Company’s board of directors, which could result in an improvement of their terms.
Special Meetings of Stockholders. The Charter provides that, subject to the requirements of applicable law and any special rights of holders of preferred stock, a special meeting of stockholders may be called only by (i) the chairman of the Company’s board of directors, (ii) a resolution adopted by a majority of the board of directors then in office or (iii) the holders of no less than 20% of the outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors (the “Voting Stock”).
Stockholder Action by Written Consent. The Charter provides that any action that may be taken at any meeting of stockholders may be taken by written consent of stockholders in lieu of a meeting if a consent in writing is (i) initiated by the holders of no less than 20% of Voting Stock, (ii) signed by the holders having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares of Common Stock entitled to vote were present and voted and (iii) delivered to the Company.
Removal of Directors. The Charter provides that directors may be removed from office at any time, with or without cause, by an affirmative vote of holders of at least a majority of the Voting Stock.
Stockholder Advance Notice Procedure. The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of the stockholders. The Bylaws provide that any stockholders wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to the Company’s Corporate Secretary a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. The Company expects that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company. To be timely, the stockholder’s notice must be received by the Corporate Secretary at the Company’s principal executive offices no earlier than 5:00 p.m. Eastern Time on the 120th day, and not later than 5:00 p.m. Eastern Time on the 90th day prior to the first anniversary date on which the Company mailed its proxy materials for preceding year’s annual meeting; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or more than 70 days after the first anniversary date of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, a stockholder’s notice must be received by the Corporate Secretary (x) not earlier than the 120th day and (y) not later than 5:00 p.m. Eastern Time on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which a public announcement of the date of the such meeting is first made by the Company.
Amended and Restated Certificate of Incorporation and Bylaws. The Charter may be amended by both the affirmative vote of a majority of the Company’s board of directors and the affirmative vote of the holders of a majority of outstanding stock entitled to vote thereon in accordance with the DGCL; provided that specified provisions of Charter may not be amended, altered or repealed, unless in addition to any other vote required by the Charter, the amendment is approved by the affirmative vote of the holders of at least a majority of the outstanding Voting Stock, including the provisions governing:
•the authorized capital stock;
•the number of directors, election of directors, term of office, filing vacancies and newly created directorships and the corporate power and authority of the board of directors;
•the liability and indemnification of directors;
•stockholder action by written consent and the rights of stockholders to call a special meeting;
•business opportunities;
•interested stockholder transactions;
•required approval for amendments to the Bylaws and certain provisions of the Charter; and
•exclusive jurisdiction for certain actions.
In addition, the Charter and Bylaws provide that the Bylaws may be amended, altered or repealed by the affirmative vote of a majority of the board of directors, or by the affirmative vote of the holders of at least a majority of the outstanding Common Stock.
These provisions make it more difficult for any person to remove or amend any provisions in the Charter and Bylaws that may have an anti-takeover effect.
Section 203 of the DGCL. In the Charter, the Company has elected not to be governed by Section 203 of the DGCL, as permitted under and pursuant to subsection (b)(3) of Section 203. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s outstanding voting stock for a period of three years following the date the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, the Company is not subject to any anti-takeover effects of Section 203.
Interested Stockholder Transactions. The Charter provides that the Company will not engage in a business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless:
•prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the Voting Stock outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding, but not the outstanding Voting Stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers of the Company and (ii) employee stock plans of the Company in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Voting Stock that is not owned by the interested stockholder.
The Charter defines “business combination” to include the following:
•any merger or consolidation of the Company or any direct or indirect majority-owned subsidiary with the interested stockholder;
•any sale, lease, exchange, mortgage, pledge, transfer or other disposition involving the interested stockholder of 10% or more of either the aggregate market value of the assets of the Company or the aggregate market value of all of the Company’s outstanding capital stock;
•subject to specified exceptions, any transaction that results in the issuance or transfer by the Company or any direct or indirect majority-owned subsidiary of any stock of the Company or such subsidiary to the interested stockholder;
•any transaction involving the Company or any direct or indirect majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of any class or series of the Company or such subsidiary beneficially owned by the interested stockholder; or

•any receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Company or any direct or indirect majority-owned subsidiary.
The Charter defines an “interested stockholder” as any entity or person who, together with affiliates and associates, owns, or within the previous three years owned, 15% or more of the outstanding Voting Sock. Bain Capital Fund VII, L.P., Georgia-Pacific LLC or any of their respective affiliates or associates, including any investment funds managed by the investment advisor to Bain Capital Fund VII, L.P., or any person whose ownership of shares in excess of the 15% limitation is the result of action taken solely by the Company is not considered an interested stockholder, unless such person acquires additional shares of Voting Stock.
Business Opportunities. The Charter provides that the Company, on its own behalf and on behalf of its subsidiaries, renounce any interest or expectancy in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to UWW Holdings, LLC or Bain Capital Fund VII, L.P. or any of their respective officers, directors, members, partners, employees or affiliates (other than the Company and its subsidiaries), even if the opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Neither UWW Holdings, LLC, Bain Capital Fund VII, L.P. nor their respective officers, directors, members, partners, employees or affiliates will generally be liable to the Company or any of its subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its subsidiaries unless, in the case of any such person who is a director, officer, employee or agent of the Company, such business opportunity is presented or offered to such director, officer, employee or agent in his or her capacity as a director, officer, employee or agent of the Company.
Limitations on Liability and Indemnification
The Charter contains provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:
•any breach of the director’s duty of loyalty;
•acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
•under Section 174 of the DGCL (unlawful dividends); or
•any transaction from which the director derives an improper personal benefit.
         The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate the Company’s rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions do not alter a director’s liability under federal securities laws. The inclusion of this provision in the Charter may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.
         The Charter requires the Company to indemnify and advance expenses to its directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of the Company’s board of directors. The Charter provides that the Company is required to indemnify its directors and executive officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with the Company or another entity that the director or officer serves as a director or officer at the Company’s request, subject to various conditions, and to advance funds to the Company’s directors and officers to enable them to defend against such proceedings.
        The Company has entered into an indemnification agreement with each of its directors. The indemnification agreements provide the Company’s directors with contractual rights to the indemnification and expense advancement rights provided under the Charter, as well as contractual rights to additional indemnification as provided in the indemnification agreement.
Choice of Forum
The Charter provides that the Court of Chancery of the State of Delaware is the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed to the Company or the Company’s stockholders by any of the Company's directors, officers or employees, (iii) any action asserting a claim against the Company arising under the DGCL or (iv) any action asserting a claim against the Company that is governed by the internal affairs doctrine. The Company may consent in writing to alternative forums.
Market Listing
Shares of the Company’s Common Stock are listed on the New York Stock Exchange under the symbol “VRTV.”
Transfer Agent and Registrar
The transfer agent and registrar for the Common Stock is Computershare Inc.